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                                                                    EXHIBIT 23.3

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Members
MKE-Quantum Components LLC:

  We consent to the inclusion in this registration statement on Form S-4 of Quantum Corporation of our report dated April 14, 1998, except for notes 6(b) and 12, which are as of June 5, 1998, with respect to the consolidated balance sheet of MKE Quantum Components LLC and subsidiaries as of March 31, 1998, and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (Inception) through March 31, 1998 and to the reference to our firm under the heading "Experts".

                                          /s/ KPMG LLP

KPMG LLP
Boston, Massachusetts
August 5, 1999